                                                             Exhibit 99.17(b)(3)




PROJECT PAIGE
Materials for the Board of Directors






                                                             September 10, 1997
                                                             Confidential


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

AGENDA
                                                                           Tab
                                                                           ---

Introduction                                                                1

Financial Alternatives                                                      2

       Strategic Review                     A

       Stock Performance                    B

       Valuation Overview                   C

       Outright Sale                        D

       Share Repurchase                     E

       Going Private Transaction            F

Strategic Alternatives                                                      3

       Programming                          A

       Strategic Acquisition                B

       Strategic Partner                    C


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

                              Confidential Material

                       Presented to the Board of Directors




THE FOLLOWING PAGES CONTAIN MATERIAL PROVIDED TO THE BOARD OF DIRECTORS OF PAIGE ("PAIGE" OR THE "COMPANY") IN THE CONTEXT OF A MEETING OF THE BOARD OF DIRECTORS HELD TO CONSIDER STRATEGIC ALTERNATIVES INCLUDING, AMONG OTHER THINGS, A SALE OF THE COMPANY, A LEVERAGED RECAPITALIZATION, AND A GOING PRIVATE TRANSACTION. THE ACCOMPANYING MATERIAL WAS COMPILED OR PREPARED ON A CONFIDENTIAL BASIS SOLELY FOR USE BY THE BOARD OF DIRECTORS AND NOT WITH A VIEW TOWARD PUBLIC DISCLOSURE UNDER STATE AND FEDERAL SECURITIES LAWS. THE BASIC INFORMATION UTILIZED IN PREPARING THIS STUDY WAS OBTAINED FROM THE COMPANY AND OTHER PUBLIC SOURCES. ANY ESTIMATES AND PROJECTIONS FOR THE COMPANY CONTAINED HEREIN HAVE BEEN PREPARED BY MANAGEMENT, OR ARE BASED UPON SUCH ESTIMATES AND PROJECTIONS, AND INVOLVE NUMEROUS AND SIGNIFICANT SUBJECTIVE DETERMINATIONS, WHICH MAY OR MAY NOT PROVE TO BE CORRECT. NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IS MADE AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION AND NOTHING CONTAINED HEREIN IS, OR SHALL BE RELIED UPON AS, A PROMISE OR REPRESENTATION, WHETHER AS TO THE PAST OR THE FUTURE. BECAUSE THIS MATERIAL WAS PREPARED FOR USE IN THE CONTEXT OF A PRESENTATION TO THE BOARD OF DIRECTORS, WHICH IS FAMILIAR WITH THE BUSINESS AND THE AFFAIRS OF THE COMPANY, AND WAS NOT PREPARED TO COMPLY WITH THE DISCLOSURE STANDARDS SET FORTH UNDER STATE AND FEDERAL SECURITIES LAWS, NEITHER THE COMPANY NOR SALOMON BROTHERS INC NOR ANY OF THEIR RESPECTIVE LEGAL OR FINANCIAL ADVISORS OR ACCOUNTANTS TAKE ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF ANY OF THE MATERIAL IF USED BY PERSONS OTHER THAN THE BOARD OF DIRECTORS OF THE COMPANY. NEITHER THE COMPANY NOR SALOMON BROTHERS INC UNDERTAKES ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE THE ACCOMPANYING MATERIALS.


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

SALOMON BROTHERS' TEAM


WE HAVE PUT TOGETHER A TEAM OF INVESTMENT BANKING AND MERGERS AND ACQUISITIONS PROFESSIONALS WITH EXTENSIVE EXPERIENCE IN STRUCTURING, POSITIONING AND EXECUTING MEDIA TRANSACTIONS.

                                     PAIGE


     MEDIA INVESTMENT BANKING                       MERGERS AND ACQUISITIONS
          SAN FRANCISCO                                     NEW YORK
     ------------------------                       ------------------------

       M. IAN G. GILCHRIST                                 FRED COHEN
        MANAGING DIRECTOR                              MANAGING DIRECTOR

        MARK S. SIMONIAN                                 PETER A. TAGUE
            DIRECTOR                                     VICE PRESIDENT

        PETER M. WESTLEY                                  MARY E. AMOR
         VICE PRESIDENT                                    ASSOCIATE

        PETER A. OTRIDGE                                DENNIS W. O'DOWD
            ASSOCIATE                                        ANALYST

          JASON KANNER
             ANALYST


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

INTRODUCTION













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                                                                               1

INTRODUCTION



SALOMON BROTHERS APPRECIATES THE OPPORTUNITY TO PRESENT OUR THOUGHTS ON MEANS OF MAXIMIZING SHAREHOLDER VALUE AT PAIGE.

Our presentation may be broadly divided into two parts:

A. Discussion of financial alternatives available to the Company

B. Discussion of strategic alternatives available to the Company


Our thoughts on repositioning Jazz will be covered in a separate presentation at a later date.


(CONTINUED ON NEXT PAGE)

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                                                                               2

PAIGE HAS CHOSEN TO PURSUE A LONG-TERM VALUE CREATION STRATEGY WHICH MAY BE INCONSISTENT WITH THE NEAR-TERM RETURN REQUIREMENTS IMPOSED BY THE PUBLIC HOLDERS OF PAIGE'S STOCK.

A strategy focused on investment in brand equity across business lines ...

     Requires significant investment in capital and start-up costs

     Lies outside area of proven operational expertise (restaurants, casino, credit card)

     Dilutes pure niche cable play


 ... combined with existing market disadvantages...

     Small float

     Concentrated ownership and control

     Cable-focused research and institutional investors


 ... creates an environment likely to lead to long-term market undervaluation and a disappointed shareholder base.



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                                                                               3

FINANCIAL ALTERNATIVES







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                                                                               4

STRATEGIC REVIEW






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                                                                               5

PAIGE STRATEGY REVIEW




PAIGE MANAGEMENT HAS CHOSEN TO FOCUS ON THREE OPPORTUNITIES TO FORTIFY AND GROW THE EXISTING BUSINESS:


                  CABLE NETWORK                         ADDITIONAL CHANNELS                       BRAND EXPANSION
                  ----------------------------------------------------------------------------------------------------
STRATEGIC GOAL    Protect and grow core business        Leverage core business                    Leverage brand
----------------------------------------------------------------------------------------------------------------------

ACTION ITEMS      Advertising growth consistent with    Action PPV                                Restaurants
                  industry averages                       -   Subscriber growth

                  Subscriber base growth                                                          Casino/Gaming
                    -   Cable                           Jazz
                    -   DBS                               -   Domestic sub growth
                                                          -   International sub growth            Publishing
                                                          -   Limited programming expenditures
                  Control/lower programming costs
                    -   Return to music                                                           Miscellaneous
                                                        Movies                                      -   Apparel
                  Continue to reposition rate card
                                                                                                    -   Other

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                                                                               6

BLACK CONSUMERS:  THE OPPORTUNITY TO BRAND


THE GROWTH IN THE ECONOMIC WEALTH OF THE BLACK COMMUNITY HAS CREATED AN UNPRECEDENTED OPPORTUNITY TO LEVERAGE THE PAIGE BRAND TO CAPTURE ADVERTISING AND SUBSCRIBER REVENUES.


TRENDS                        DYNAMICS                                     OPPORTUNITY
------                        --------                                     -----------
Growing Purchasing Power      Buying power of $427 billion in 1996;
                              up 40.5% from 1990

Growing Population            Population will grow 21% by 2010


                              Growing twice as fast as white population    Capture increased advertising and
                                                                           product revenues by expanded
Increasing Advertising        $1 billion spent targeting blacks            product lines
                              in advertising

Relatively High Viewership    Blacks watch 50% more T.V. than
                              general population

Market Receptivity            Over 90% of Black Americans
                              recognize Paige's brand name


STOCK PERFORMANCE




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                                                                               8

PAIGE PRICE AND VOLUME PERFORMANCE




THE PAIGE STOCK PRICE HAS RISEN BY OVER 30% SINCE EARLY MAY 1997 AFTER TRADING IN A RELATIVELY NARROW BAND FOR AN EXTENDED PERIOD. PAIGE STOCK IS CURRENTLY TRADING NEAR WALL STREET PRICE TARGETS.

                               [GRAPHIC OMITTED]

                             [PLOT POINTS TO COME]

(a) (9/24/96)  Paige, Encore Media to create black movie channel.
(b) (5/12/97)  Paige announces agreement with Disney.
(c) (6/11/97) Paige announce 3rd Quarter Earnings Per
Share and Family Channel acquisition announced.

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                                                                               9

WALL STREET'S VALUATION OF PAIGE




                          DONALDSON, LUFKIN & JENRETTE
                          ----------------------------
                                 D.H. LIEBOWITZ

                       February 13, 1997 (Price - $28.00)
                       Target Price: $39.75 (end of 1997)
                                   Rating: Buy

                                       EPS
--------------------------------------------------------------------------------
                       F1997E:                    $1.38
                       F1998P:                    $1.95

                               Research Comments:

Despite doubling its EPS over the past 5 years, Paige shares have lagged broader market gains because of market skepticism about the ventures outside the core business.

Paige offers a dependable stream of cash flow and earnings that are rising at a double digit clip along with an extremely clean balance sheet.

Strength of Paige cable network reflects favorable cable programming and socioeconomic trends.

Despite market concern about the potential shift in economics away from programmers to operators, Paige is better positioned than its peers, because of its solid long-term contractual agreements almost all of which extend to 2003 and include rate increases.
--------------------------------------------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE
                          ----------------------------
                                 D.H. LIEBOWITZ

                          July 2, 1997 (Price - $32.75)
                        Target Price: $48.50 (July 1998)
                                   Rating: Buy

                                       EPS
--------------------------------------------------------------------------------
                       F1997E:                    $1.47
                       F1998P:                    $1.87

                               Research Comments:


Increasingly bullish on Paige shares, based on improving operating trends and increasingly active transaction market with many recent deals occurring at escalating multiples.

Improved operating cash flow driven by improved advertising revenue and ability to increase subscribers in spite of 96% penetration of black cabled households.

Paige Cable Network is increasingly attractive as an acquisition target because of the perceived need for vertical integration by the major media companies and the current channel capacity squeeze in the cable industry.

--------------------------------------------------------------------------------

                                  SMITH BARNEY
                                  ------------
                                  JOHN S. REIDY

                          May 14, 1997 (Price - $29.00)
                       Target Price: $35.00 (end of 1997)
                         Rating: Outperform, Medium Risk

                                       EPS
--------------------------------------------------------------------------------
                       F1997E:                    $1.54
                       F1998P:                    $1.74

                               Research Comments:


Aggressive brand extensions have potential to create significant value but aspirational strategy is accompanied by moderate risk as ventures go well beyond the core business.

Stock attractively priced at 9.2x fiscal 1997 EBITDA adjusted for start up losses.

Strength of Paige cable network reflects favorable cable programming and socioeconomic trends.

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                                                                              10

LIQUIDITY ANALYSIS



PAIGE'S RECENT PRICE RUN-UP SINCE MAY HAS BEEN ON THE BACK OF HIGHER TRADING VOLUMES.

                                [GRAPHIC OMITTED]

                             [PLOT POINTS TO COME]

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                                                                              11

OWNERSHIP PROFILE

PAIGE'S PUBLIC FLOAT, EXCLUDING MANAGEMENT AND TCI, IS PREDOMINANTELY OWNED BY INSTITUTIONS.


                               Primary  % Public                    % Fully
                             Shares (a)   Float  % Primary  Options  Diluted  % Vote
                             ----------   -----  ---------  -------  -------  ------

Gamco Investors Inc.          1,112,850   19.6%    6.7%         --    6.0%    1.5%
Capital Research & Mgmt.        662,100   11.7%    4.0%         --    3.6%    0.9%
Fidelity Mgmt. & Res. Corps     525,200    9.3%    3.2%         --    2.9%    0.7%
PrimeCap Mgmt. Company          380,000    6.7%    2.3%         --    2.1%    0.5%
Wanger Asset Mgmt. LP           300,000    5.3%    1.8%         --    1.6%    0.4%
All Others                    1,664,484   29.3%   10.0%         --    9.0%    2.2%
----------------------------------------------------------------------------------
Total Institutions (b)        4,644,634   81.8%   27.9%         --   25.2%    6.1%

Retail Holders                1,032,606   18.2%    6.2%         --    5.6%    1.3%
----------------------------------------------------------------------------------
Public Float                  5,677,240  100.0%   34.1%         --   30.8%    7.4%

TCI                           3,663,200           22.0%         --   19.9%   26.3%

Robert Johnson                6,983,675           41.9%    184,000   38.9%   65.8%
Other Mgmt. & Directors         341,240            2.0%  1,577,595   10.4%    0.4%
----------------------------------------------------------------------------------
Total Insiders               10,988,115           65.9%  1,761,595   69.2%   92.6%

----------------------------------------------------------------------------------
Total Shares                 16,665,355          100.0%  1,761,595  100.0%  100.0%

----------------------------------------------------------------------------------

(a) Primary shares include 3 classes of stock (A, B and C). 1,831,600 shares of Class B and 4,820,000 shares of Class C are super voting stock (10 votes per share) held by TCI and Robert Johnson, respectively.

(b)  Source: Spectrum dated 8/19/97.

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                                                                              12

VALUATION OVERVIEW






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                                                                              13

VALUATION SUMMARY




WE HAVE APPLIED A NUMBER OF METHODOLOGIES IN ARRIVING AT INDICATIVE RANGES FOR EACH OF PAIGE'S BUSINESS SEGMENTS, BUT THE RELATIVE APPLICABILITY OF EACH VARIES FROM CASE TO CASE.

MULTIPLE ANALYSIS, A TRADITIONAL INDICATOR OF VALUE, MAY FAIL TO CAPTURE LONG-TERM GROWTH AND REQUIRES THAT A UNIVERSE OF APPROPRIATE COMPARABLES BE IDENTIFIED.



- There are no longer any trading comparables for Paige's core business

- Some recent transactions imply a wide range of values for Paige


                                    E!       CMT     FAM     TFN
-----------------------------------------------------------------
FV/Subscriber                   $13.03    $14.53  $26.54   $9.46
Implied Paige Value/Share (a)   $38.80    $43.40  $80.35  $27.80

DISCOUNTED CASH FLOW ANALYSIS LEADS TO HIGHER VALUATIONS IN GENERAL SINCE THIS METHODOLOGY CAPTURES THE UPSIDE GROWTH POTENTIAL ASSOCIATED WITH A NUMBER OF PAIGE'S LESS-DEVELOPED BUSINESS UNITS.

a) Assumes 56.7 million total reported subscribers.

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                                                                              14

SUMMARY VALUATION



WE HAVE ANALYZED THE EQUITY VALUE FOR PAIGE BOTH ON A CURRENT BASIS USING PUBLIC TRADING AND PRECEDENT TRANSACTION MULTIPLES ("MULTIPLE IMPLIED VALUE") AND ON A DCF BASIS WHICH BETTER CAPTURES THE POTENTIAL UP-SIDE.



                                     Multiple Implied Value  DCF Implied Value
                                     ----------------------  -----------------
Operating Segment                         Low     High        Low       High
------------------------------------------------------------------------------
Cable Network                             $700   $1,000      $1,000    $1,200
Jazz                                        20       25          80        95
Action PPV (a)                              35       45          35        45
Publishing (a)                              (7)     (10)         (7)      (10)
Restaurants                                  5        6          30        40
------------------------------------------------------------------------------
Total Firm Value                          $753   $1,066      $1,138    $1,370

Less:
     Net Debt                               59       59          59        59
Plus:
     Option Proceeds                        27       27          27        27
     Book Value of Equity Investments:
     Movies                                  6        6           6         6
     Apparel                                 2        2           2         2
------------------------------------------------------------------------------
Implied Equity Value                      $729   $1,042      $1,114    $1,346
Fully Diluted Shares Outstanding (b)      18.4     18.4        18.4      18.4
Implied Equity Value per Share          $40.00   $57.00      $60.00    $73.00
Premium/(Discount) to Market (c)           0.6%    43.4%       50.9%     83.6%
------------------------------------------------------------------------------


Note: Balance Sheet information as of April 30, 1997 10Q.

(a) The DCF methodology is utilized in both scenarios since it more accurately reflects the prospects associated with these limited growth entities.

(b) Primary shares of 16.6 million and options of 1.8 million with a $15.26 weighted average strike price.

(c)  Closing market price of $39.75 as of September 5, 1997.

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                                                                              15

VALUATION DRIVERS

SEVERAL KEY ISSUES FACING EACH SEGMENT OF PAIGE'S BUSINESS WILL DETERMINE THE ABILITY OF THE COMPANY TO REALIZE THE VALUATION PREMIUMS INHERENT IN THE MANAGEMENT PROJECTIONS AND THE DISCOUNTED CASH FLOWS.


BUSINESS SEGMENT        VALUATION DRIVER
----------------        ----------------
Cable                   Continued sub growth given high existing penetration
                        DBS subscriber growth
                        Ad rate increases
Jazz                    Sub growth in the face of technological obstacles
                        Sponsor/advertising support given small size
Action Pay Per View     Low growth business
                        Economies of scale not as important
Publishing              Important for growing "mind-share"
                        Stand-alone value negligible
Restaurants             Concept sustainability
                        Profitability sustainability

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                                                                              16

OUTRIGHT SALE






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                                                                              17

OUTRIGHT SALE


THE OUTRIGHT TRANSFER OF OWNERSHIP AND CONTROL FROM EXISTING HOLDERS TO A STRATEGIC OR FINANCIAL BUYER THROUGH A COMPETITIVE PROCESS DESIGNED TO MAXIMIZE CURRENT VALUE TO SHAREHOLDERS.



ESTIMATED ACHIEVABLE VALUE:             $45.00 PER SHARE      $56.00 PER SHARE
---------------------------             $850MM TOTAL VALUE  $1,050MM TOTAL VALUE
                                        ------------------  --------------------
Implied Multiples:

         Firm Value/LTM EBITDA (a)               16x                  19x

         Firm Value/Sub (b)                   $15.00               $18.50

         Premium to Current Price (c)            13%                  41%


WHILE MARKET TIMING FOR A SALE MAY BE EXCELLENT, WE HAVE BEEN ADVISED BY MR. JOHNSON THAT HE HAS NO INTEREST IN PURSUING A SALE OF THE COMPANY - THEREBY MAKING THIS ALTERNATIVE UNFEASIBLE.

a) $55.0mm LTM EBITDA as of April 30, 1997.
b) 56.7mm total reported subs as reported in April 30, 1997 10Q.
c) Closing market price of $39.75 as of September 5, 1997.

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                                                                              18

OUTRIGHT SALE


               ADVANTAGES                                   DISADVANTAGES
               ----------                                   -------------
Maximizes current value to all shareholders      Limited strategic buyer universe

Market appetite for quality programming assets   Not likely to deliver full value for high-
with critical mass has never been higher         potential, early-stage ventures such as Jazz
                                                 and Restaurants

Monetizes control premium                        Premium sale valuations have tended to be
                                                 for companies with larger subscriber bases
                                                 than Paige

Eliminates uncertainty regarding direction and   Close existing ties with TCI make strategic
financing of future growth                       logic more difficult to articulate for new
                                                 buyer

                                                 Controlling shareholder unwilling to sell

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                                                                              19

POTENTIAL BUYERS PROFILE

THE FOLLOWING NAMES, WHILE REPRESENTING ONLY A PORTION OF THE POTENTIALLY INTERESTED PARTIES, WOULD CERTAINLY BE AMONG THOSE BEST QUALIFIED.

COMPANY                       MARKET CAP       SALES       EBITDA
                             ($ BILLIONS)  ($ BILLIONS) ($ BILLIONS)    DEBT/CAP
--------------------------------------------------------------------------------
Comcast                          $8.1          $4.5         $1.3           48%

Disney                           52.0          22.2          9.4           18

News Corp.                       12.8           8.4          1.3           32

Seagrams/MCA                     13.0          12.8          1.5           23

TCI/Liberty Media (a)            18.9           7.2          2.4           39

Time Warner (WB)                 29.5          12.1          2.3           35

US West Media Group              12.1           4.2          1.5           47

Viacom/Chris-Craft (UPN)(b)      10.4          12.6          1.7           51

a) Data refers to TCI Group.
b) Data refers to Viacom.

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                                                                              20

SHARE REPURCHASE







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                                                                              21

OPEN MARKET PURCHASE ANALYSIS


PAIGE'S VERY LIMITED PUBLIC FLOAT AND DAILY TRADING VOLUME MAKE ANY SIGNIFICANT OPEN MARKET PURCHASE A PRACTICAL IMPOSSIBILITY.



BUYBACK AMOUNT (MILLIONS):         $100.0
AVERAGE DAILY VOLUME (a):          14,322
CURRENT SHARE PRICE (b):           $39.75


NUMBER OF TRADING DAYS TO COMPLETE REPURCHASE:

Average   Premium
Price     to Current     % of Average Daily Volume Taken Up
Paid      Price          10.0%    25.0%     50.0%     100.0%
------------------------------------------------------------
39.75      0.0%          1,757     703       351       176
43.73     10.0%          1,597     639       319       160
47.70     20.0%          1,464     586       293       146
51.68     30.0%          1,351     540       270       135
------------------------------------------------------------

(a) Last 90 day average.
(b) Closing market price of $39.75 as of September 5, 1997.


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                                                                              22

PARTIAL FIXED PRICE TENDER SHARE REPURCHASE


A PARTIAL TENDER OFFER AT A FIXED PRICE WOULD FURTHER REDUCE MARKET TRADING IN AN ALREADY ILLIQUID STOCK.


PROPOSED REPURCHASE AMOUNT:                       $50mm     $100mm      $150mm
---------------------------                       -----     ------      ------
Tender Price per Share                            $45.00    $45.00      $45.00

Shares Repurchased (millions)                        1.1       2.2         3.3

Repurchased Shares/Public Float (a)                   19%       39%         58%

Insider Shares/Total Pro Forma Shares (b)             71%       76%         82%

Market value of remaining float at $45 per
share (Current Float = $225mm) (a)(c)             $205mm    $156mm      $107mm


A further disadvantage is the need for Paige to "price" its own stock in order to effect a traditional fixed price tender offer.

a) Public float consists of 5.67mm shares.
b) Primary shares only, not including 1.8 million options.
c) Closing market price of $39.75 as of September 5, 1997.


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                                                                              23

DUTCH AUCTION SHARE REPURCHASE

IN A DUTCH AUCTION TENDER, PAIGE WOULD SPECIFY THE RANGE OF PRICES AT WHICH IT WOULD BE WILLING TO BUY SHARES AND THE TOTAL NUMBER OF SHARES IT SEEKS TO REPURCHASE.


- Each tendering shareholder selects a single price at which it would tender some or all of its shares


- Like a fixed price tender offer, a Dutch Auction tender requires filing a tender document and a 20-day minimum tender period

- At the expiration of the offer period, usually a month after the initial announcement, Paige would repurchase the desired number of shares according to the ascending order of shareholder bids

- Instead of paying shareholders their bid prices, all shareholders whose shares are accepted receive the highest accepted bid price


Careful thought should be given to which investors may seek to remain in the stock.


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                                                                              24

DUTCH AUCTION VS. FIXED PRICE TENDER OFFER






                          ADVANTAGES                                     DISADVANTAGES
                          ----------                                     -------------
Dutch Auction             May provide ability to acquire shares at       Shareholders who tender above threshold
                          lower price than a fixed price tender-offer    price cannot participate which may create a
                                                                         negative reaction

                          If price limits are wide enough, can           Potential confusion among less
                          usually repurchase all shares desired          sophisticated shareholders
                          avoiding under pricing

                          Limits public information disclosed - only     More difficult to target specific
                          shares repurchased, not total tendered         shareholders

                          Shareholder bid schedule reveals price         Can be problematic with concentrated
                          thresholds                                     institutional holdings


Fixed Price Tender Offer  More efficient means to reach all              Management "prices" stock
                          shareholders if full participation is desired

                          All shareholders can participate, if only      May misprice tender and be unable to
                          pro rata, which reduces potential negative     execute
                          reaction
                                                                         Number of shares tendered at particular
                                                                         prices becomes public information

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                                                                              25

EITHER FIXED PRICE TENDER OFFER OR DUTCH AUCTION

               ADVANTAGES                                   DISADVANTAGES
               ----------                                   -------------
Expresses management's belief in market             Process may set "ceiling" on public
undervaluation                                      trading value

Recent stock price run-up and investor liquidity    Limited public trading will be further reduced
demands may minimize the premium required

                                                    Perception of "last chance" for liquidity may
                                                    increase frustration among those investors
                                                    left in the stock

                                                    Consolidates control further among insiders


In either case, investors will examine Liberty's actions closely in determining their own course of action.

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                                                                              26

GOING PRIVATE TRANSACTION





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                                                                              27

GOING PRIVATE TRANSACTION




THE FINAL OPTION FOR A NEAR-TERM VALUE REALIZATION EVENT IS TO TAKE THE COMPANY PRIVATE.

-    R. Johnson and TCI/Liberty retain ownership and "sponsor" the transaction

-    The transaction is contingent on a favorable shareholder vote



Such a transaction would allow public shareholders to monetize at a premium price while the sponsors increase their exposure to the equity upside potential in Paige's long-term strategy.


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                                                                              28

GOING PRIVATE TRANSACTION



GIVEN CURRENT MARKET TRADING LEVELS AND THE PUBLIC SHAREHOLDER MAKEUP, WE BELIEVE A PRICE OF $45.00-$50.00 PER SHARE WILL BE REQUIRED TO EFFECT A TRANSACTION.



ASSUMED SHARE REPURCHASE PRICES:          $45.00 PER SHARE    $50.00 PER SHARE
--------------------------------          $390MM TOTAL DEBT   $425MM TOTAL DEBT
                                          -----------------   -----------------
Implied Firm Value Multiples:

         Firm Value/LTM EBITDA (a)                16x                17x

         Firm Value/Sub (b)                    $15.00             $16.75

Premium to Current Price (c)                      13%                26%

Credit Statistics:

         Pro Forma Debt/F1998 EBITDA             4.1x               4.8x

         F1998 EBITDA-Capex/Interest Expense     2.5x               2.3x

         Years to Full Repayment (d)                6                  7


While the pro forma debt levels under this scenario are high, we believe they are sustainable. Additional flexibility could come through a debt or equity contribution by Liberty/TCI.


a) $55.0mm LTM EBITDA as of April 30, 1997.
b) 56.7mm subs as reported in April 30, 1997 10Q.
c) Closing market price of $39.75 as of September 5, 1997.
d) For 100% of debt assuming no addditional restaurants built post 2001.

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                                                                              29

GOING PRIVATE - SOURCES, USES AND OWNERSHIP


A TRANSACTION IN THE $45 TO $50 PER SHARE RANGE WOULD REQUIRE APPROXIMATELY $390 MILLION TO $425 MILLION IN TOTAL DEBT.



(Figures in millions, except per share data)


----------------------------------------------------------------------------------------------------------
GENERAL ASSUMPTIONS: $45 PER SHARE     USES                         SOURCES
Total Shares             18,427     Share Repurchase   $341.8    Bank Debt @8.0%                  $286.0
Sponsor Shares           10,831     Debt Refinanced      63.1    Senior Sub Debt @9.5%             100.0
                        --------                                 Excess Cash                         4.3
Shares Repurchased        7,596     Fees                  9.5                                    --------
Price / Share            $45.00     Option Proceeds     (24.1)   Total                            $390.4
                        --------                      --------        Plus: Assumed Debt             0.0
Total Repurchase Cost    $341.8     Total              $390.4               Contributed Equity     487.4
                                                                                                 --------
                                                                 Total Capitilization             $877.8
----------------------------------------------------------------------------------------------------------
GENERAL ASSUMPTIONS: $50 PER SHARE     USES                         SOURCES
Total Shares             18,427     Share Repurchase   $379.8    Bank Debt @8.0%                  $324.0
Sponsor Shares           10,831     Debt Refinanced      63.1    Senior Sub Debt @9.5%             100.0
                        --------                                 Excess Cash                         4.3
Shares Repurchased        7,596     Fees                  9.5                                    --------
Price / Share            $50.00     Option Proceeds     (24.1)   Total                            $428.3
                        --------                      --------        Plus: Assumed Debt             0.0
Total Repurchase Cost    $379.8     Total              $428.3               Contributed Equity     541.5
                                                                                                 --------
                                                                 Total Capitilization             $969.9
----------------------------------------------------------------------------------------------------------

OWNERSHIP ANALYSIS (A)       CURRENT             PRO FORMA
                        -----------------  -----------------
                          NUMBER      %       NUMBER      %
                        =================  =================
R.L. Johnson             7,167.7   38.9%     7,167.7   66.2%
Other Management         1,918.8   10.4%         0.0    0.0%
TCI / Liberty Media      3,663.2   19.9%     3,663.2   33.8%
Public                   5,677.2   30.8%         0.0    0.0%
                        -----------------  -----------------
Total                   18,427.0  100.0%    10,830.9  100.0%

--------------------------------------------------------------------------------
(a) Does not reflect voting control due to supervoting stock.


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                                                                              30

GOING PRIVATE TRANSACTION





ADVANTAGES                                       DISADVANTAGES
----------                                       -------------
Delivers a premium value to public shareholders  Change in financial risk profile due to leverage and reduced access to public capital

Existing control shareholders maintain control   Debt burden will restrict financial flexibility
                                                 over the medium term. This could reduce
                                                 ability to realize values in expansion of
                                                 brand
Eliminates public market concerns regarding
future growth

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                                                                              31

GOING PRIVATE - CREDIT IMPACT


OUR ANALYSIS ASSUMES RECAPITALIZATION ACCOUNTING TREATMENT FOR THE MANAGEMENT PROJECTIONS.



MANAGEMENT PROJECTIONS                                 PURCHASE PRICE PER SHARE
($ in millions, except                    -------------------------------------------------
 per share data)              STANDALONE   $40.00    $42.50    $45.00    $47.50    $50.00
-------------------------------------------------------------------------------------------
PRO FORMA 1998
EBITDA / Interest Expense           17.5x     3.0x      2.9x      2.8x      2.6x      2.5x
EBITDA - Capex / Interest Expense   15.3      2.7       2.5       2.4       2.3       2.2
Debt / EBITDA                        0.7      3.9       4.1       4.3       4.5       4.8

% Bank Debt Repaid in Year 5                100.0%    100.0%     94.1%     86.6%     79.9%
% Total Debt Repaid in Year 8               100.0%    100.0%    100.0%    100.0%    100.0%
-------------------------------------------------------------------------------------------


Note: This analysis assumes no additional restaurant development beyond 2001.

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                                                                              32

CAPITAL EXPENDITURE ANALYSIS


PAIGE'S SUBSTANTIAL CASH FLOW SHOULD ENABLE THE COMPANY TO COMFORTABLY REPAY DEBT INCURRED IN TAKING THE COMPANY PRIVATE.

                                [GRAPHIC OMITTED]

                             [PLOT POINTS TO COME]

CAPITAL EXPENDITURE DETAIL
(DOLLARS IN MILLIONS)            1998       1999       2000     2001
---------------------------------------------------------------------
Cable                            $5.0       $5.0       $5.0     $5.0
Restaurants                       5.0       15.0       25.0     50.0
All Others                        1.2        1.2        1.2      1.2
Total Capital Expenditures      $11.2      $21.2      $31.2    $56.2
Funds Available for Debt (a)     24.1       32.3       42.7     44.0
Free Cash Flow pre Cap. Ex.     $35.3      $53.5      $73.9   $100.2

A) Assuming an LBO at $50 per share.

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                                                                              33

SHARE REPURCHASE VS. GOING PRIVATE TRANSACTION


                    ADVANTAGES                                DISADVANTAGES
                    ----------                                -------------
Share Repurchase    Lower required leverage than LBO          Maintain public company costs and
                                                              fiduciary obligations

                    Maintain public acquisition currency      Exacerbates small float problem

                    MAY not require significant premium       If ownership more consolidated, may have
                                                              stronger minority leverage

Going Private       Eliminates public company costs and       Eliminates public acquisition currency
                    fiduciary obligations

                    Can structure as a recapitalization to    Debt burden MAY restrict aggressive
                    avoid goodwill recognition                growth plans


                    Delivers premium value to shareholders    Leverage may limit future access to capital

                                                              Risk of lawsuits - pre and post transaction


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                                                                              34

STRATEGIC ALTERNATIVES






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                                                                              35

STRATEGIC ALTERNATIVES




IN ADDITION TO CONSIDERING FINANCIAL TRANSACTIONS TO CLOSE THE "VALUE-GAP," WE HAVE ALSO CONSIDERED STRATEGIC ALTERNATIVES AVAILABLE TO THE COMPANY:

A. Putting additional dollars into programming with a view to increasing advertising revenues at the core network;

B.   Making a strategic acquisition to leverage the Paige brand; or

C.   Developing a relationship with a strategic partner.



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                                                                              36

PROGRAMMING










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                                                                              37

PROGRAMMING




THE ECONOMICS OF INCREASING ADVERTISING REVENUES THROUGH PRODUCING OR PURCHASING PROGRAMMING ARE DIFFICULT BECAUSE:

A. To be profitable, the new programming would have to achieve substantially higher ratings than the Company has achieved in the past;

B. The potential audience size for new programming is limited for a channel that currently reaches 52% of the nation's TV households; and

C. If the Company moves away from its current low-cost programming focus (Black target market, predominantly music) by producing more expensive Black-oriented content or by expanding into other genres:

     (i)  Paige will be entering into a more competitive arena; and

     (ii) it may leave a door open for others to emulate Paige's traditional focus.

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                                                                              38

PROGRAMMING ECONOMICS

IF PAIGE WERE TO PRODUCE OR PURCHASE PROGRAMMING, THE COMPANY WOULD HAVE TO ACHIEVE MUCH HIGHER RATINGS AMONG ITS AUDIENCE THAN IT HAS HISTORICALLY ACHIEVED TO BE PROFITABLE.

Per Episode Profit or (Loss) to Paige from Producing or Purchasing 1/2 hour Black Oriented Prime Time Programming


                                 Average Rating -- Paige Households
       --------------------------------------------------------------------------------
         0.40 (a)     0.67        2.59       3.35 (b)      4.51      6.43       8.35

                              Equivalent Rating -- U.S. TV Households
       --------------------------------------------------------------------------------
CPM      0.21         0.35        1.35       1.75          2.35      3.35 (b)   4.35

$6.00  ($237,870)  ($229,630)  ($171,430)   ($148,411)  ($113,230)  ($55,030)   $3,170
 7.00   (235,848)   (226,235)   (158,335)    (131,479)    (90,435)   (22,535)   45,365
 8.00   (233,827)   (222,840)   (145,240)    (114,547)    (67,640)     9,960    87,560
 9.00   (231,805)   (219,445)   (132,145)     (97,616)    (44,845)    42,455   129,755
10.00   (229,783)   (216,050)   (119,050)     (80,684)    (22,050)    74,950   171,950
---------------------------------------------------------------------------------------

(a) Paige prime time rating during the 2nd quarter of 1997.
(b) Average U.S. rating for selected successful black sitcoms, eg. Moesha, The Wayans Brothers.
Paige estimated third fiscal quarter all-day CPM $5.03.
20 30-second spots per hour.
Per episode license fee $500,000. Rights to broadcast 2 times in one year. Paige Households 50,542,000; U.S. TV Households 97,000,000.


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                                                                              39

STRATEGIC ACQUISITION







----------------
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                                                                              40

SELECTION CRITERIA


POTENTIAL ACQUISITION CANDIDATES FOR PAIGE WERE SELECTED ON THE BASIS OF TWO MAIN CRITERIA.

Ability to further capitalize on growth of Paige's current market segment.

Candidates that would:

       Extend the range of products

       Provide entry into new geographic markets

       Leverage Paige's existing services in new mediums


Ability to apply Paige's core competencies to companies operating in other market segments.


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                                                                              41

SUMMARY OF ACQUISITION CANDIDATES


WE CONSIDERED A BROAD RANGE OF CANDIDATES IN EACH AREA OF THE MEDIA INDUSTRY. COMPANIES DENOTED IN BLUE WERE ANALYZED IN FURTHER DETAIL.

TELEVISION Telemundo                 PRINT MEDIA  Black Enterprise    MUSIC INDUSTRY   TVT Records
           Paxson Comm Corp                       Ebony
           Home Shopping Network                  Essence             MOVIE THEATERS   Cineplex Odeon
           Univision                              Jet                                  GC Companies
           Trinity Bcstg Ntwk                     American Visions                     United Artists
                                                  The Crisis                           Act 3
                                                  EM: Ebony Man                        Sony
RADIO      El Dorado                              Right On!
           Greater Media                                              GAMING           Aladdin
           Lotus Communications                                                        Rio
           Emmis Broadcasting                                                          Sands-Las Vegas
           Latin Communications
           Radio One Inc
           Inner City Broadcasting
           SFX
           Secret Comm
           Spanish Broadcasting
           Walt Disney/Cap Cities


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                                                                              42

SUMMARY OF ACQUISITION RECOMMENDATIONS


AFTER CONCLUDING OUR REVIEW OF CANDIDATES IN EACH SECTOR WE SUGGEST THAT IF PAIGE WERE TO CONSIDER AN ACQUISITION, THE FOLLOWING CANDIDATES WOULD BE THE MOST APPROPRIATE.

Industry                 Recommendations

Television Broadcasting  Most complimentary extension of existing business
                         Telemundo offers best fit for Paige
                           -- stations in several key Black markets

Radio Broadcasting       Roll-up of smaller station groups best course of
                         action:
                           -- example: El Dorado, Greater Media, Radio One and
                              Lotus Communications

Print Media              None
                         Titles are privately owned
                         Defer to Paige management's knowledge of individual situations

Music Industry           None
                         Limited industry growth
                         Limited acquisition opportunities

Movie Theaters           None
                         Joint-venture with an established operator a possible course of action

Gaming                   None
                         Defer to Paige management's current position

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                                                                              43

TELEMUNDO - STATION LOCATIONS




TELEMUNDO OWNS AND OPERATES 7 FULL POWER AND 13 LOW POWER STATIONS IN THE U.S. AND 1 FULL POWER STATION IN PUERTO RICO. TELEMUNDO ALSO PROVIDES PROGRAMMING TO 134 AFFILIATES IN THE UNITED STATES.

                               [GRAPHIC OMITTED]



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                                                                              44

TELEMUNDO - INVESTMENT CONSIDERATIONS

PROS                                               CONS
----                                               ----
Option to maintain or change Spanish programming.  Univision has 75% of Spanish language television viewing audience.

Opportunity to increase infomercial revenues.      Univision has the right of first refusal for 25
                                                   years to air in the US all programming
                                                   produced by Televisa and Venevision.
                                                   Televisa is the largest supplier of Spanish
                                                   programming.
Favorable Market Demographics:
  -  Hispanic population expected to increase
     over 50% by 2010                              Substantial leverage - 87% debt to total
  -  Will be the largest minority group accounting capitalization.
     for 13.5% of total population

Potential for significant growth in advertising expenditures - Spanish language television has 4% of audience but 1.7% share of advertising.

18% Owned by Apollo Advisors and Leon Black

Undervalued. Significant asset value particularly in Puerto Rico which is approximately $150 million in value.

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                                                                              45

RADIO- SMALL STATION ROLL-UP


THERE EXISTS AN OPPORTUNITY FOR PAIGE TO ACQUIRE SEVERAL SMALLER OPERATORS TO CREATE A LARGER BLACK-ORIENTED NETWORK.

Salomon Brothers suggests Paige consider the following companies:


El Dorado -- Hispanic format stations in Houston


Greater Media -- Various formats; very attractive markets for Paige
                 New York, Philadelphia, Detroit, and Boston


Lotus Communications -- Hispanic format stations
                        Los Angeles, Las Vegas, Reno, Tucson, San Antonio, Chicago and Fresno


Radio One -- Black format stations
             Baltimore, Philadelphia, and Washington, D.C.


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                                                                              46

RADIO- SMALL STATION ROLL-UP - STATION LOCATIONS


A COMBINED EL DORADO, GREATER MEDIA, LOTUS COMMUNICATIONS, AND RADIO ONE WOULD PROVIDE PAIGE WITH COVERAGE IN MOST OF THE MAJOR US MARKETS.

                               [GRAPHIC OMITTED]



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                                                                              47

SMALL STATION ROLL-UP - INVESTMENT CONSIDERATIONS

PROS                                            CONS
----                                            ----
Acquisitions would cover many of the major      Separate negotiations with each
markets in the United States.                   candidate required.

Well positioned to weather cyclical economic
fluctuations.                                   May not all be willing to sell.

Ethnic format, opportunity to switch to Black-
oriented format.                                Less attractive without all four
                                                acquisitions.

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                                                                              48

STRATEGIC PARTNER






----------------
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                                                                              49

STRATEGIC PARTNER

ANOTHER ALTERNATIVE AVAILABLE TO THE COMPANY IS TO ENTER INTO A STRATEGIC PARTNERSHIP WITH A LARGE MEDIA COMPANY WITH SUBSTANTIAL PRESENCE IN SEVERAL MEDIA BUSINESSES.

Salomon Brothers believes The Walt Disney Company makes the most logical sense as a strategic partner. Potential areas of joint activity are:


CONTENT PRODUCTION      DISTRIBUTION                  OTHER AREAS
------------------      ------------                  -----------
Television Programs     Television Broadcasting       Theme parks
Music                   Radio Broadcasting
Motion Pictures         Cable Channels





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                                                                              50